Exhibit (a)(5)(A)

Navios Maritime Holdings Inc. Announces Preferred Stock Exchange Offer and Consent Solicitation

MONACO, Sept. 19, 2016—Navios Maritime Holdings Inc. (“Navios Holdings” or the “Company”) (NYSE:NM) announced today that it commenced an offer to exchange cash and/or newly issued shares of Common Stock of Navios Holdings (“Common Stock”), for any and all outstanding American Depositary Shares, each representing 1/100th of a share of either 8.75% Series G Cumulative Redeemable Perpetual Preferred Stock (the “Series G ADSs”), or 8.625% Series H Cumulative Redeemable Perpetual Preferred Stock (the “Series H ADSs”). The Company also commenced a consent solicitation (collectively, “Exchange Offer”).

Offer to Purchase

The Company is offering to exchange, upon the terms and subject to the conditions of the Exchange Offer, either (1) cash and/or (2) newly issued shares of Common Stock to all holders of any and all issued and outstanding shares of the Series G ADSs and Series H ADSs as follows:

Series G ADSs

The Company is offering to acquire such shares for:

(1) $5.85 in cash for each Series G ADS surrendered, and/or

(2) 4.77 shares of Common Stock for each Series G ADS surrendered

Series H ADSs

The Company is offering to acquire such shares for:

(1) $5.75 in cash for each Series H ADS surrendered, and/or

(2) 4.69 shares of Common Stock for each Series H ADS surrendered

Holders may elect to tender any portion of their Series G ADSs or Series H ADSs for cash and any portion for Common Stock, provided that no more than 50% of the Series G ADSs and Series H ADSs tendered will receive cash. Any Series G ADSs or Series H ADSs tendered in excess of this limitation will be allocated shares of Common Stock instead.

The consideration to be paid for the Series G ADSs and the Series H ADSs has been determined by the volume weighted average price of the Series G ADSs and Series H ADSs, as applicable, as consolidated and reported by Bloomberg, for the twenty consecutive trading days immediately preceding September 19, 2016 (the “20-day VWAP”), with consideration paid in the form of cash equal to 110% of the 20-Day VWAP for the respective series of Series G ADSs or Series H ADSs and consideration paid in the form of shares of Common Stock equal to 105% of the 20-Day VWAP for the respective series of Series G ADSs or Series H ADSs.

If all conditions to the Exchange Offer are satisfied or waived, we will acquire all tendered Series G ADSs or Series H ADSs. However, only whole shares of Common Stock will be delivered. You will receive cash in lieu of any fraction of a share of Common Stock.

Consent Solicitation

The Company is seeking consent to amend and restate the respective certificates of designation under which the Series G ADSs and Series H ADSs were issued in order to eliminate substantially all of the voting rights and restrictive covenants in the existing certificates of designation governing the preferred stock underlying the Series G ADSs and Series H ADSs. The tender by a holder of Series G ADSs or Series H ADSs pursuant to the Exchange Offer will constitute the granting of consent by such holder to the proposed amendments.

Consent of at least 66 2/3% of the outstanding preferred shares underlying each series (whether Series G ADSs or Series H ADSs) must be received to amend the respective certificates of designation. In addition, the amended certificates of designation must be approved by the holders of the majority of the Common Stock.

Purpose of Exchange Offer

An exchange of Series G ADSs or Series H ADSs for cash or shares of Common Stock affords an alternative to such holders by providing an exchanging holder with the growth potential of the Common Stock or liquidity through payment in cash. The Exchange Offer will eliminate the Company’s large and growing financial obligation to the holders of the Series G ADSs or Series H ADSs, which the Company believes impedes growth, access to capital and strategic opportunities that may otherwise be available to it.

Minimum Participation and Expiration

The Exchange Offer is conditioned upon, among other things, at least 66 2/3% of the Series G ADSs and/or 66 2/3% of the Series H ADSs having been validly tendered and not properly withdrawn prior to the expiration of the Exchange Offer.

The Exchange Offer is scheduled to expire at 11:59 PM New York City time, on October 17, 2016, unless extended or terminated. The Depository Trust Company and its direct and indirect participants will establish their own cutoff dates and times to receive instructions to tender in this Exchange Offer which will be earlier than the expiration date. Holders should contact their broker or other securities intermediary to determine the cutoff date and time applicable to them.

Complete Terms and Conditions

Georgeson LLC is acting as the Information Agent for the Exchange Offer.

Bank of New York Mellon is acting as the Exchange Agent and Depository for the Exchange Offer.

The complete terms and conditions of the Exchange Offer is set forth in the offers to exchange and related letters of transmittal that are being sent to holders of the Series G ADSs and Series H ADSs.

Copies of the offer to exchange and letters of transmittal may also be obtained from the Information Agent:

Georgeson LLC

Telephone: (888) 607-9252

E-mail: Navios@georegeson.com

Copies of the offer to exchange and letters of transmittal may be found on the Company’s website at www.navios.com/exchangeoffer

THIS PRESS RELEASE IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION TO BUY ANY OF THE EXISTING SERIES G ADSs OR SERIES H ADSs OR THE UNDERLYING PREFERRED STOCK NOR IS IT A SOLICITATION FOR ACCEPTANCE OF THE EXCHANGE OFFER. THE COMPANY IS MAKING THE EXCHANGE OFFER ONLY BY, AND PURSUANT TO THE TERMS OF, THE OFFER TO EXCHANGE AND THE LETTERS OF TRANSMITTAL. THE EXCHANGE OFFER ARE NOT BEING MADE IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES, BLUE SKY OR OTHER LAWS OF SUCH JURISDICTION. NONE OF THE COMPANY, THE INFORMATION AGENT OR THE EXCHANGE AGENT FOR THE EXCHANGE OFFER MAKES ANY RECOMMENDATION IN CONNECTION WITH THE EXCHANGE OFFER. THIS ANNOUNCEMENT IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY ANY OF THESE SECURITIES AND SHALL NOT CONSTITUTE AN OFFER, SOLICITATION OR SALE IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE IS UNLAWFUL.

About Navios Maritime Holdings Inc.

Navios Maritime Holdings Inc. (NYSE:NM) is a global, vertically integrated seaborne shipping and logistics company focused on the transport and transshipment of drybulk commodities including iron ore, coal and grain. For more information about Navios Holdings please visit our website: www.navios.com.

Forward-Looking Statements

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and expectations including with respect to the completion of the Exchange Offer. Although Navios Holdings believes that the expectations reflected in such forward-looking statements are reasonable at the time made, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of Navios Holdings. Actual results may differ materially from those expressed or implied by such forward-looking statements. Navios Holdings expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Navios Holdings’ expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact

Exchange Offer Investor Relations

+1 212 223 7009

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